Exhibit 99.1

THE ASSOCIATE DEPUTY SECRETARY OF THE INTERIOR WASHINGTON JAN 0 4 2008

The Honorable Chiefs Lorraine White,
    Barbara A. Lazore, and James W. Ransom
St. Regis Mohawk Tribe
412 State Route 37
Akwesasne, New York 13655

Dear Chiefs:

On December 9, 1998, the St. Regis Mohawk Tribe (Tribe) submitted to the Bureau of Indian Affairs (BIA) an application to acquire in trust a 29.32-acre parcel of land in Monticello, Sullivan County, New York (Monticello parcel).  The Tribe proposes to construct, develop, and manage a gaming facility, hotel, and other uses incidental thereto on the parcel.

Background

In explaining the Department of the Interior’s (Department) decision, it is important to begin by restating the core principles that underlie the land acquisitions regulations.  The Part 151 regulations implement the trust land acquisition authority given to the Secretary by the Indian Reorganization Act of 1934 (IRA), 25 U.S.C. § 465.  The IRA was primarily intended to redress the effects of the discredited policy of allotment, which had sought to divide up the tribal land base among individual Indians and non-Indians, and to destroy tribal governments and tribal identity.  To assist in restoring the tribal land base, the IRA gave the Secretary the authority to: 1) return “to tribal ownership the remaining surplus lands of any Indian reservation” that had been opened to sale or disposal under the public land laws; 2) consolidate Indian ownership of land holdings within reservations by acquiring and exchanging interests of both Indians and non-Indians; and 3) acquire, in his discretion, interests in lands “within or without existing reservations.”  The IRA also contains provisions strengthening tribal governments and facilitating their operation.  The policy of the IRA, which was just the opposite of allotment, is to provide a tribal land base on which tribal communities, governed by tribal governments, could exist and flourish.  Consistent with the policy, the Secretary has typically exercised his trust land acquisition authority to take lands into trust that are within, or in close proximity to, existing reservations.

The IRA has nothing to do directly with Indian gaming.  The Indian Gaming Regulatory Act (IGRA) 25 U.S.C. § 2701 et. seq., adopted more than 50 years after the IRA, sets the criteria under which gaming activities can occur on Indian lands.  One requirement is that if gaming is to occur on off-reservation lands, those lands must be trust lands “over which an Indian tribe exercises governmental power.”  The authority to acquire trust lands, however, is derived from the IRA; no trust land acquisition authority is granted to the Secretary by IGRA.  The Department has taken the position that although IGRA was intended to promote the economic development of tribes by facilitating Indian gaming operations, it was not intended to encourage the establishment of Indian gaming facilities on off-reservation lands.  Whether off-reservation land should be taken into trust for gaming purposes is a decision that must be made pursuant to the Secretary’s IRA authority.

Compliance with 25 C.F.R. Part 151

In a letter dated December 21, 2006, the Department made it clear that the Tribe’s land into-trust application would receive a thorough and critical review under the Department’s land acquisition regulations in 25 C.F.R. Part 151.  Our review of the Tribe’s application has identified several concerns, particularly with criteria in 25 C.F.R. §§ 151.3, 151.10(b), 151.10(c), and 151.11(b), as explained below.

A.	25 C.F.R. 151.3 Land acquisition policy.

The regulations, in 25 C.F.R. 151.3(a)(3), require the Department to make a determination that the acquisition of the land is necessary to facilitate tribal self-determination, economic development, or Indian housing.  The justification provided with your land-into-trust application directed our attention to economic development as the key reason for seeking our approval of this application.  The proposed gaming site is approximately 350 miles from the Tribe’s existing reservation.  The application suggests that the economic benefits to the Tribe would be a projected cash flow from casino operations at the Monticello gaming facility that could then be used to satisfy tribal needs on the reservation and an estimated 260 jobs for tribal members at the casino, with associated job training.

B.	25 C.F.R. 151.10(b). The need of the Tribe for additional land.

The regulations, in 25 C.F.R. 151.10(b), require the Department to evaluate the need of the Tribe for additional land.  The Tribe owns approximately 15,000 acres of restricted fee land, which is home to approximately 3,000 tribal members.  This application does not address a need for more land to support Tribal housing, government infrastructure, or to resolve local land management conflicts.  Rather, the application seeks a particular site of approximately 29.32 acres, located 350 miles away from the reservation, which has been selected due, principally, to its proximity to the primary highway connecting the New York City urban area to the Catskill’s resort area.

C.	25 C.F.R. 151.10(c). The purposes for which the land will be used.

The regulations, in 25 C.F.R. 151.10(c), require the Department to consider the purposes for which the land will be used.  In this case, the land will be used for the development of a very large off-reservation class III gaming facility.  It is worth noting that the Tribe already has at least one class III gaming facility located on its reservation.

D.	25 C.F.R. 151.11(b). The location of the land relative to state boundaries, and its distance from the boundaries of the Tribe’s reservation.

The regulations, in 25 C.F.R. 151.11(b), require the Department to consider the location of the land relative to State boundaries and its distance from the boundaries of the Tribe’s reservation.  As the distance increases, the Secretary must give greater scrutiny to the Tribe’s justification of anticipated benefits from the acquisition, and greater weight to the concerns of local governments.  The Tribe’s reservation and the proposed Monticello parcel are located in the State of New York, approximately 350 miles apart.  The Department is concerned that approval of this application would not support the option for tribal members to live on their existing reservation and to have meaningful employment opportunities at the proposed gaming establishment in Monticello because the proposed gaming establishment will not be located within a reasonable commuting distance from the Tribe’s reservation.

The Tribe has stated that the proposed off-reservation gaming facility will provide two economic benefits to the Tribe.  The first is the income stream from the gaming facility, which can be used to fund tribal services, develop tribal infrastructure, and provide per capita payments to tribal members, and thus can have a positive effect on reservation life.  This projected income stream will not be affected by the remote location of the proposed casino from the Tribe’s reservation.

The second benefit of the proposed off-reservation gaming facility is the opportunity for job training and employment of tribal members.  With respect to this benefit, the remote location of the proposed gaming facility can have significant negative effects on reservation life.  Because the proposed gaming facility is not within a commutable distance of the reservation, tribal members who are residents of the reservation will either: a) not be able to take advantage of the job opportunities if they desire to remain on the reservation; or b) be forced to move away from the reservation to take advantage of the job opportunities.

In either case, the negative impacts on reservation life could be considerable.  In the first case, the operation of the gaming facility would not directly improve the employment rate of tribal members living on the reservation.  A high unemployment rate, with its attendant social ills, is already a problem on the Tribe’s reservation.  A gaming operation on or close to the reservation would allow the Tribe to alleviate this situation by using its gaming facility as a conduit for job training and employment programs for tribal members.  Provision of employment opportunities to reservation residents promotes a strong tribal government and tribal community.  Employment of tribal members is an important benefit of tribal economic enterprises.

In this case, the remote location of the proposed gaming facility may encourage reservation residents to leave the reservation for an extended period to take advantage of the job opportunities created by the tribal gaming facility.  The departure of a significant number of reservation residents and their families could have serious and far-reaching implications for the remaining tribal community and its continuity as a community.

While the financial benefits of the proposed gaming facility might create revenues for the Tribe and may mitigate some potential negative impacts, the Tribe’s application fails to carefully address and comprehensively analyze the potential negative impacts on reservation life and does not clearly demonstrate why these negative impacts should be out weighed by the financial benefits of tribal ownership of a remote gaming facility.

Decision

The Department’s regulations, in 25 C.F.R. 151.3, state that no acquisition of land in trust status shall be valid unless the acquisition is approved by the Secretary.  The Department has completed an evaluation of the Tribe’s fee-to-trust application for the Monticello parcel and has determined that it will not accept the property into trust.

The Department’s evaluation of this off-reservation land-into-trust application has identified several concerns, as outlined above, that lead to a determination that the Department will not exercise its discretionary authority to take the parcel into trust.  This decision is a final agency action consistent with the provisions of 25 C.F.R. 2.6(c).

Please be advised that since this land will not be accepted into trust, the proposed site does not qualify for Indian gaming pursuant to IGRA.  It is our hope that the Department will be able to work with the Tribe to identify economic development opportunities that we can support mutually.

                Sincerely,

                /s/ James E. Cason
                James E. Cason

cc:   Regional Director, Eastern Region